Exhibit 99.1

GAIN Capital Reports 52% Increase in Net Revenue
Adjusted EBITDA* up 90% to $12.0 million
Adjusted Net income* up 50% to $5.1 million, or $0.13 per diluted share

BEDMINSTER, N.J., October 31, 2013 /PRNewswire/ -- GAIN Capital Holdings, Inc. ("GAIN") (NYSE: GCAP), a leading global provider of online trading services, reported significantly higher results for the three months and nine months ended September 30, 2013.

“This was another strong quarter for GAIN. Our results demonstrate the success of GAIN’s organic and acquisition growth strategies. Retail OTC trading revenue increased 48%, benefiting from an expanded array of products and improved market conditions. In our commission business, revenue rose 133%, and accounted for 21% of total net revenues, thanks to the double-digit growth of our GTX institutional platform and the acquisition of our futures business in late 3Q12. Profitability significantly outpaced revenue growth, despite year-to-date restructuring and acquisition-related expenses of $1.8 million, demonstrating the operating leverage inherent in our business,” said Glenn Stevens, CEO of GAIN Capital.

“We believe GFT is a transformational acquisition for GAIN. It provides substantial scale, new partnerships in OTC trading, significantly expands our non-forex product offerings, and broadens the customer base for our GTX platform. Additionally, GFT deepens our global footprint, with an increased presence in key European, Middle Eastern and Asian markets. Integration is well underway, and we remain on track to achieve $35 million to $45 million of expected expense synergies over the next 12 months,” Mr. Stevens concluded.

Third Quarter Metrics
(Comparisons below are referenced to third quarter 2012)

•	Net revenue of $60.6 million, up 52% from $40.0 million; including $2.8 million of GFT revenue

•	Adjusted EBITDA* of $12.0 million, up 90% from $6.3 million

•	Net income of $4.7 million, or $0.12 per diluted share, up 42% from $3.3 million, or $0.08 per diluted share

•	Adjusted net income* was $5.1 million, or $0.13 per diluted share[1]

•	Retail OTC trading volume of $394.8 billion, up 42% from $278.7 billion

•	Institutional trading volume of $901.3 billion, up 79% from $503.6 billion

•	Futures Daily Average Revenue Trades (DARTs) of 12,483

•	Total retail client assets of $684.1 million, up 60% from $426.6 million

Year-to-date highlights
(Comparisons below are referenced to the nine months ended September 30, 2012)

•	Net revenue of $183.4 million, up 54% from $118.9 million

•	Adjusted EBITDA* of $47.3 million, up 188% from $16.4 million

•	Net income of $26.2 million, or $0.67 per diluted share, up 309% from $6.4 million, or $0.16 per diluted share

•	Adjusted net income* was $27.5 million, or $0.71 per diluted share[2]

•	Retail OTC trading volume of $1.3 trillion, up 30% from $1.0 trillion

•	Institutional trading volume of $2.9 trillion, up 102% from $1.4 trillion

(*See below for reconciliation of non-GAAP financial measures)

1Adjustment excludes $0.8 million of transaction-related expenses
2Adjustment excludes $1.8 million of transaction-related expenses

Retail OTC trading business

In the third quarter of 2013, GAIN’s retail OTC trading business generated revenue of $50.9 million, compared with $34.3 million in the third quarter of 2012. Total trading volume was $394.8 billion, compared with $278.7 billion a year earlier. Total funded accounts totaled 131,068, compared with 82,411 a year earlier.

Commission business

GAIN’s commission-based business, which comprises the GTX institutional and exchange traded futures businesses, generated total revenue of $12.7 million, compared with $5.4 million in the third quarter of 2012.

GTX revenue was $6.9 million in the third quarter, compared with $4.2 million in the third quarter of 2012. GTX trading volume was $901.3 billion, compared with $503.6 billion a year earlier.

The futures business, which was acquired on August 31, 2012, generated revenue of $5.8 million in third quarter, compared with $1.2 million in the third quarter of 2012. Third quarter 2013 DARTs were 12,483.

Declaration of Quarterly Dividend
The Company declared a $0.05 per share quarterly cash dividend, payable on December 20, 2013 to all holders of common stock as of December 12, 2013.

Conference Call
GAIN Capital will host a conference call today, Thursday October 31, 2013 at 8.30am ET. Participants may access the live call by dialing +1-800-860-2442 (U.S. domestic), or +1-412-858-4600 (international).

A live audio webcast of the call and a copy of the accompanying presentation will also be available on the Investor Relations section of the GAIN Capital website (http://ir.gaincapital.com) or by clicking here: http://services.choruscall.com/links/gain131030.html. A PDF copy of the call presentation will also be available on the Investor Relations website.

An audio replay will be made available for one month starting approximately two hours after the call by dialing +1-877-344-7529 in the U.S. or +1-412-317-0088 from abroad, and entering passcode 10036146.

About GAIN Capital
GAIN Capital Holdings, Inc. (NYSE: GCAP) is a global provider of online trading services. GAIN's innovative trading technology provides market access and highly automated trade execution services across multiple asset classes to a diverse client base of retail and institutional investors.
GAIN's businesses include FOREX.com, which provides retail traders around the world access to a variety of global OTC financial markets, including forex, precious metals and CFDs on commodities and indices; GTX, a fully independent FX ECN for hedge funds and institutions; and OEC, an innovative online futures broker.
GAIN Capital is headquartered in Bedminster, New Jersey, with a global presence across North America, Europe and the Asia Pacific regions.  For further company information, visit www.gaincapital.com.

Investor Relations Contact
Hugh Collins and Lynn Morgen
MBS Value Partners
+1 212.750.5800
gain@mbsvalue.com

Media Contact
Chris Mittendorf, Edelman for GAIN Capital
+1 212.704.8134
pr@gaincapital.com

Condensed Consolidated Statements of Operations
In millions except share data
(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2013	2012	2013	2012
REVENUE:
Trading revenue	$50.9	$34.3	$143.7	$104.6
Commission revenue	12.7	5.4	37.8	13.5
Other revenue	(3.0)	0.2	1.7	0.8
Total non-interest revenue	60.6	39.9	183.2	118.9
Interest revenue	0.2	0.1	0.6	0.4
Interest expense	0.2	—	0.4	0.4
Total net interest revenue/(expense)	—	0.1	0.2	—
Net revenue	60.6	40.0	183.4	118.9
EXPENSES:
Employee compensation and benefits	16.2	11.9	45.0	35.4
Selling and marketing	5.7	5.7	15.9	20.1
Trading expenses and commissions	18.0	8.9	51.1	26.9
General & Administrative	5.9	5.3	16.8	14.7
Depreciation and amortization	1.9	1.1	5.2	3.2
Purchased intangible amortization	0.5	0.6	1.7	3.5
Communication and technology	2.2	1.9	6.5	5.6
Bad debt provision	0.8	—	1.2	0.2
Acquisition expense	0.4	0.1	1.4	0.1
Restructuring	0.4	—	0.4	0.6
Total	52.0	35.5	145.2	110.3
Income before tax expense	8.6	4.5	38.2	8.6
Income tax expense	3.9	1.2	12.0	2.2
Net income	$4.7	$3.3	$26.2	$6.4
Earnings per common share:
Basic	$0.13	$0.09	$0.73	$0.18
Diluted	$0.12	$0.08	$0.67	$0.16
Weighted averages common shares outstanding used
in computing earnings per common share:
Basic	36,062,659	35,250,404	35,563,701	34,893,622
Diluted	39,709,377	38,560,657	38,715,508	38,927,673

Condensed Consolidated Balance Sheet
In millions, except share data
(unaudited)

	September 30,	December 31,
	2013	2012
ASSETS:
Cash and cash equivalents	$28.3	$36.8
Cash and securities held for customers	684.1	446.3
Short term investments	0.8	1.4
Receivables from banks and brokers	186.4	89.9
Property and equipment - net of accumulated depreciation	18.6	11.0
Prepaid assets	11.2	7.7
Goodwill	11.4	9.0
Intangible assets, net	36.3	9.9
Other assets	34.9	17.9
Total assets	$1,012.0	$629.9
LIABILITIES AND SHAREHOLDERS' EQUITY:
Payables to customer, brokers, dealers, FCM'S and other regulated entities	$684.1	$446.3
Accrued compensation & benefits	11.2	6.1
Accrued expenses and other liabilities	56.0	12.5
Income tax payable	4.6	1.3
Loan payable	33.2	—
Total liabilities	$789.1	$466.2
Shareholders' Equity	222.9	163.7
Total liabilities and shareholders' equity	$1,012.0	$629.9

(*) Reconciliation of Net Income to Adjusted Net Income and Adjusted EPS
Adjusted net income is a non-GAAP financial measure and represents our net income excluding restructuring and acquisition-related expenses. This non-GAAP financial measure has certain limitations, including that it does not have a standardized meaning and, therefore, our definition may be different from similar non-GAAP financial measures used by other companies and/or analysts. Thus, it may be more difficult to compare our financial performance to that of other companies. We believe our reporting of adjusted net income assists investors in evaluating our operating performance. However, because adjusted net income is not a measure of financial performance calculated in accordance with GAAP, such measure should be considered in addition to, but not as a substitute for, other measures of our financial performance reported in accordance with GAAP, such as net income.

Net Income to Adjusted Net Income and Adjusted EPS
In thousands, except per share data
(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2013	2012	2013	2012
Net income	$4.7	$3.3	$26.2	$6.4
Add back:
Acquisition expense, net of tax	0.2	0.1	1.0	0.1
Restructuring, net of tax	0.2	—	0.3	0.5
Adjusted net income	5.1	3.4	27.5	7.0
Adjusted earnings per common share:
Basic	$0.14	$0.10	$0.77	$0.20
Diluted	$0.13	$0.09	$0.71	$0.18
Weighted averages common shares outstanding used
in computing earnings per common share:
Basic	36,062,659	35,250,404	35,563,701	34,893,622
Diluted	39,709,377	38,560,657	38,715,508	38,927,673

Reconciliation of GAAP Net Income to Adjusted EBITDA and Adjusted EBITDA Margin
Adjusted EBITDA is a non-GAAP financial measure that represents our earnings before interest, taxes, depreciation and amortization, restructuring and acquisition expenses. This non-GAAP financial measure has certain limitations, including that it does not have a standardized meaning and, therefore, our definition may be different from similar non-GAAP financial measures used by other companies and/or analysts. Thus, it may be more difficult to compare our financial performance to that of other companies. We believe our reporting of adjusted EBITDA assists investors in evaluating our operating performance. However, because adjusted EBITDA is not a measure of financial performance calculated in accordance with GAAP, such measure should be considered in addition to, but not as a substitute for, other measures of our financial performance reported in accordance with GAAP, such as net income.
Adjusted EBITDA Margin is adjusted EBITDA over net revenue excluding interest expense.

Reconciliation of GAAP Net Income to Adjusted EBITDA and Adjusted EBITDA Margin
In millions
(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2013	2012	2013	2012
Net revenue	60.6	40.0	183.4	118.9
Interest expense	0.2	—	0.4	0.4
Net revenue (Ex. interest expense)	60.8	40.0	183.8	119.3
Net income	$4.7	$3.3	$26.2	$6.4
Add back:
Depreciation and amortization	1.9	1.1	5.2	3.2
Purchased intangible amortization	0.5	0.6	1.7	3.5
Interest expense	0.2	—	0.4	0.4
Income tax expense	3.9	1.2	12.0	2.2
Restructuring & acquisition expenses	0.8	0.1	1.8	0.7
Adjusted EBITDA	12.0	6.3	47.3	16.4
Adjusted EBITDA Margin	20%	16%	26%	14%

Forward-Looking Statements:
In addition to historical information, this earnings release contains "forward-looking" statements that reflect management's expectations for the future. The forward-looking statements contained in this earnings release include, without limitation, statements relating to GAIN Capital's expectations regarding the opportunities and strengths of the combined company created by the combination of GAIN and GFT, anticipated cost and revenue synergies as well as expected growth in financial and operating metrics, the strategic rationale for the business combination, including expectations regarding product offerings, growth opportunities, value creation, and financial strength. A variety of important factors could cause results to differ materially from such statements. These factors are noted throughout GAIN Capital's annual report on Form 10-K, as filed with the Securities and Exchange Commission on March 18, 2013, and include, but are not limited to, the actions of both current and potential new competitors, fluctuations in market trading volumes, financial market volatility, evolving industry regulations, including changes in regulation of futures companies, errors or malfunctions in our systems or technology, rapid changes in technology, effects of inflation, customer trading patterns, the success of our products and service offerings, our ability to continue to innovate and meet the demands of our customers for new or enhanced products, our ability to successfully integrate assets and companies we have acquired, including the successful integration of Open E Cry and GFT, our ability to effectively compete in the OTC products and futures industries, changes in tax policy or accounting rules, fluctuations in foreign exchange rates and commodity prices, adverse changes or volatility in interest rates, as well as general economic, business, credit and financial market conditions, internationally or nationally, and our ability to continue paying a quarterly dividend in light of future financial performance and financing needs. The forward-looking statements included herein represent GAIN Capital's views as of the date of this earnings release. GAIN Capital undertakes no obligation to revise or update publicly any forward-looking statement for any reason unless required by law.